Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

Companhia Vale do Rio Doce (“CVRD”) and

Vale Overseas Limited (“Vale Overseas”)

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of CVRD and Vale Overseas of our report dated January 21, 2004 on the consolidated financial statements of ALUNORTE – Alumina do Norte do Brasil S.A. for the year ended December 31, 2003, which appears in the Annual Report on Form 20-F of CVRD and Vale Overseas for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Rio de Janeiro, Brazil

November 10, 2006

/s/ BDO Trevisan Auditores Independentes
BDO Trevisan Auditores Independentes